Exhibit 99.1

Company Contact:

Matt Broder
Vice President, External Communications
203-351-6347
matthew.broder@pb.com

Critelli to Retire from Pitney Bowes

     STAMFORD, Conn., May 12, 2008 -- Pitney Bowes Inc. (NYSE:PBI) Executive Chairman Michael J. Critelli today informed the company’s board of directors of his decision to retire as executive chairman and as a director of the company at the end of 2008.

     Critelli has worked for Pitney Bowes since 1979, when he joined the company as a staff attorney in the legal department. His rise through the company included successful leadership positions as general counsel, chief personnel officer, president of Pitney Bowes Financial Services, and vice chairman. He was named chief executive officer in 1996, and chairman in 1997. He stepped down from the CEO role in 2007 when he was named executive chairman.

     “When I joined Pitney Bowes, my hope was that, over time, I might be able to make some positive contributions to a great company. The reality has wildly exceeded my expectations, and for that I am grateful to an entire generation of Pitney Bowes leaders and employees who helped me along the way,” Critelli said. “I particularly want to thank my predecessor, George Harvey, and the Board of Directors for entrusting me with the leadership of the company.”

     Critelli noted that the timing for his decision is appropriate for him and for the company. “I am able to retire because under President and CEO Murray Martin’s highly effective leadership, my responsibilities can be assumed by others. I want to retire because I will be better able to pursue goals that matter deeply to me,” Critelli said.

     Critelli has left an indelible mark on the history of Pitney Bowes, according to Martin. Among Critelli’s many achievements, Martin cited the strategic repositioning of the company to focus on growth opportunities in its core mailstream business. To achieve this, Critelli led the divestiture of the fax and copier business, and the financial services businesses unrelated to the mailstream. As CEO, Critelli also embarked upon an aggressive acquisition and organic investment program that has led Pitney Bowes into faster-growing new businesses in adjacent markets, including software, marketing services, mail services, and expanding international opportunities.

     Martin also noted that Critelli pioneered Pitney Bowes’s innovative approach to employee health and well-being, which has become a national model for how to control health care costs while improving employee and community health, productivity and engagement. Critelli also extended Pitney Bowes’s already-considerable reputation as an ethical organization, leading the company to eight consecutive appearances on CRO magazine’s list of the top 100 corporate citizens. Critelli, who served as chairman of the National Urban League for almost five years and as a board member of Catalyst, also expanded upon the company’s commitments to diversity and to sustainable community development. Finally, Critelli placed a strong emphasis on innovation at Pitney Bowes, including personally earning nine U.S. patents since he began his tenure as CEO.

     Critelli’s industry leadership roles included serving as co-chairman of the Mailing Industry Task Force, and as chairman of the Mailing Industry CEO Council. Critelli spearheaded the decade-long effort to unify mailing industry leadership to help enact comprehensive postal transformation and reform in the United States, Martin said. This unified industry leadership effort was critical to the passage of the Postal Accountability and Enhancement Act, which was signed into law in December 2006.

     “Mike Critelli has touched every corner of our industry, and of Pitney Bowes. As a result we are a more robust, innovative, and ambitious company than ever before,” said Martin. “As an industry leader, he is without peer. His commitment to the mailstream, and to making the mailstream relevant for the 21st Century, will have lasting benefits long after his retirement.”

     Following his retirement, Critelli plans to remain very active in areas to which he has devoted considerable effort, such as health care, transportation, sustainable development, and communications. Among other commitments, Critelli currently serves as a director of Eaton Corporation and Wyeth, chairman of the Boston University Alzheimer’s Disease Advisory Board, and a member of Connecticut’s Health First Authority, a task force created to recommend a health care reform framework for the state. He also has recently chaired a commission created by Gov. M. Jodi Rell to recommend reforms for the Connecticut Department of Transportation.

About Pitney Bowes

     Pitney Bowes is a mailstream technology company that helps organizations manage the flow of information, mail, documents, and packages. Our 36,000 employees deliver technology, service, and innovation to more than two million customers worldwide. The company was founded in 1920 and annual revenues now total $6.3 billion. More information is available at www.pb.com.